Exhibit 99.1

NanoViricides Announces Pricing of $10.2 Million Registered Direct Offering

Shelton, Connecticut -- May 21, 2020 -- NanoViricides, Inc. (NYSE American: NNVC) (the "Company"), a leader in the development of highly effective antiviral therapies based on a novel nanomedicines platform, today announced that it has entered into a securities purchase agreement with several institutional investors for the issuance and sale of 1,400,000 shares of its common stock at a price of $7.30 per share, for aggregate gross proceeds of approximately $10.22 million, in a registered direct offering.

Maxim Group LLC and Kingswood Capital Markets, a division of Benchmark Investments, Inc., are acting as co-placement agents for the offering.

The offering is expected to close on or about May 22, 2020, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-237370) previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A prospectus supplement describing the terms of the proposed offering will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to this registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

About NanoViricides, Inc.

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. Our lead drug candidate is NV-HHV-101 with its first indication as dermal topical cream for the treatment of shingles rash. The Company is also developing drugs against a number of viral diseases including oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. The Company’s technology is based on broad, exclusive, sub-licensable, field licenses to drugs developed in these areas from TheraCour Pharma, Inc. The Company has recently engaged in drug development against coronaviruses, in response to the global COVID-19 pandemic, caused by the SARS-CoV-2 coronavirus. The Company does not currently have a license to the coronavirus field, however, TheraCour has not denied any licenses to the Company. The Company typically begins the licensing process only after demonstrating effectiveness of some candidates in optimization stage.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

As with any drug development efforts, there can be no assurance that any of these candidates would show sufficient effectiveness and safety for human clinical development at this time. There can be no assurance that the Company will be successful in establishing the necessary collaborations, although the Company has been successful at establishing necessary collaborations for its drug programs in the past.

Contact:
NanoViricides, Inc.
info@nanoviricides.com

Public Relations Contact:
MJ Clyburn
TraDigital IR

clyburn@tradigitalir.com